As filed with the Securities and Exchange Commission on November 30, 2015

Reg. Statement No. 333-207005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OMINTO, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	7389	13-4067623
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1110-112th Avenue NE
Suite 350
Bellevue, WA 98004

561-362-2381

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ivan Braiker

1110-112th Avenue NE
Suite 350
Bellevue, WA 98004

561-362-2381

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Lisa H. Klein, Esq. Gordon & Rees LLP 2211 Michelson Drive, Suite 400 Irvine, California 92612 (949) 255-6950	Barry I. Grossman, Esq. Sarah Williams, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105 (212) 370-1300

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Larger accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Form S-1 Registration Statements Number 333-207005 (the "Registration Statement" is filed by Ominto, Inc. (the "Company"). The Registration Statement, which was declared effective on November 16, 2015, pursuant to which the Company registered an aggregate of $20 million of its common stock, par value $0.001 per share, and $12 million of warrants to purchase its common stock, which securities were offered on a best efforts basis. Because the Company sold no securities pursuant to the above Registration Statement and is no longer offering securities under that Registration Statement, it is filing this Post-Effective Amendment No. 1 to Form S-1 to terminate the Registration Statement and to deregister, as of the date hereof, all of the securities that were unsold under the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on this 30th day of November 2015.

OMINTO, INC

Date: November 30, 2015	By:	/s/ Ivan Braiker
Ivan Braiker,
President and Chief Executive Officer
(Principal Executive Officer)

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.